SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934



     Date of Report:  December 5, 1997

                           Ultronics Corporation
          ------------------------------------------------------
          (Exact Name of registrant as specified in its charter)

     Nevada                    33-55254-38             87-0485313
  ----------------            -------------          ------------------
  (State or other             (Commission            (I.R.S. Employer
   jurisdiction of             File Number)          Identification No.)
   incorporation)

         4348 Butternut Road, Salt Lake City, Utah       84124
      ---------------------------------------------     ----------
        (Address of principal executive offices)         (Zip Code)

     Registrant's telephone number, including area code:  (801) 272-2432

                                   NA
       -----------------------------------------------------------------
         (Former name or former address, if changed since last report.)

      Item 1.  Change in Control of Registrant

     On December 5, 1997, Krista Nielson and Sasha Belliston, the president and secretary/treasure respectively, of Ultronics Corporation (the "Registrant") resigned from their respective positions and as directors of the Registrant. Prior to Ms. Nielson's and Ms. Belliston's resignation, they appointed W. Reed Jensen to the board of directors of the Registrant and as the new president of the Registrant. Ms. Nielson and Ms. Belliston, indicated they resigned to pursue other opportunities.

     Mr. Jensen currently is the only officer and director of the Registrant. Mr. Jensen has been an accountant for the past thirty years currently occupying the position of controller of the Metropolitan Water District of Salt Lake City. Mr. Jensen received his bachelor degree in accounting from the University of Utah in 1967.

    Prior to the resignation of Ms. Nielson and Ms. Belliston, they approved the sale of up to 5,000,000 shares of the Registrant's common stock at an aggregate purchase price of $25,000. The proceeds from the stock sale will be used to pay for legal and accounting fees and for management to search for possible business opportunities. Mr. Jensen subsequently indicated he and his adult children would purchase all 5,000,000 shares.

     Mr. Jensen has been assisted by Mark Peterson in the purchase of the stock as well as in the attainment of control of the Registrant. Presently, Mr. Peterson has indicated he does not have any ownership position in the Company but may acquire shares in the future. It is anticipated that Mr. Peterson will continue to provide consulting service to the Registrant and Mr. Jensen.

Item 6.  Resignation of Registrant's Directors.

     On December 5, 1997, Krista Nielson and Sasha Belliston in addition to resigning as officers of the Registrant also resigned as directors of the Registrant. Both indicated they resigned to pursue other opportunities and did not have any disputes with the Registrant.

      Signatures
----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   Ultronics Corporation,
                                          (Registrant)



Date:   December 10, 1997               By:        /s/
                                            ----------------------------
                                            W. Reed Jensen, President